UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ------------

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)of the Securities Exchange Act of 1934

   Commission File Number       0-16690

                       ML MEDIA OPPORTUNITY PARTNERS L.P.

            (Exact name of registrant as specified in its charter)

         4 World Financial Center, 26th Floor,  New York, New York  10080,
                                 (800) 288-3694

             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Securities registered pursuant to Section 12(g) of the Act:

                    Units of Limited Partnership Interest
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         (Title of each class of securities covered by this Form)


None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                [X]      Rule 12h-3(b)(1)(ii)          [  ]

Rule 12g-4(a)(1)(ii)               [  ]     Rule 12h-3(b)(2)(i)           [  ]

Rule 12g-4(a)(2)(i)                [  ]     Rule 12h-3(b)(2)(ii)          [  ]

Rule 12g-4(a)(2)(ii)               [  ]     Rule 15d-6                    [  ]

Rule 12h-3(b)(1)(i)                [X]

Approximate number of holders of record as of the
certification or notice date:          None
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         Pursuant to the requirements of the Securities Exchange Act of 1934, ML
Media Opportunity Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 28, 2001                     ML MEDIA OPPORTUNITY PARTNERS, L.P.
                                            BY:  Media Opportunity Management
                                                 Partners,  General Partner
                                            BY:  ML Opportunity Management Inc.,
                                                 General Partner



                                            BY:  /s/  Anthony J. Lafaire
                                                 ------------------------------

                                                     Anthony J. Lafaire
                                                     Vice President